OPINION OF SMITH HELMS MULLISS & MOORE, L.L.P.

EXHIBIT 5.1

SMITH HELMS MULLISS & MOORE, L.L.P.
Attorneys at Law
P. O. Box 31247
Charlotte, North Carolina 28231
Tel - 704-343-2000
Fax - 704-343-2300

July 31, 2001

First Charter Corporation
10200 David Taylor Drive
Charlotte, North Carolina 28262-2373

        Re:      Form S-8 Registration Statement
                   First Charter Corporation Retirement Savings Plan

Ladies and Gentlemen:

              In connection with the possible offering and sale from time to time of up to 1,000,000 shares of the common stock (the "Shares") of First Charter Corporation, a North Carolina corporation (the "Corporation"), pursuant to the First Charter Corporation Retirement Savings Plan upon the terms and conditions set forth in the registration statement on Form S-8 (the "Registration Statement"), filed on July 31, 2001 by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the prospectus constituting a part thereof (the "Prospectus"), we are of the opinion that when (a) the Registration Statement shall be become effective, and (b) the Shares have been sold upon the terms and conditions set forth in the Registration Statement and the Prospectus, the Shares will be validly authorized and legally issued, fully paid and nonassessable.

           We hereby consent (1) to be named in the Registration Statement and in the Prospectus as attorneys who will pass upon the legality of the Shares and (2) to the filing of a copy of this opinion as an exhibit to the Registration Statement.

                                                              Very truly yours,

                                                              SMITH HELMS MULLISS & MOORE, L.L.P.

                                                              /s/ SMITH HELMS MULLISS & MOORE, L.L.P.